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                                                                    EXHIBIT 99.1


[AMERICAN BANCSHARES, INC. LOGO]                                            NEWS

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4702 Cortez Road West - Brandenton, Florida 34210 - Phone: 941/795-3050 -
Fax: 941/798-3712
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FOR IMMEDIATE RELEASE                                             SYMBOL: ABAN
Wednesday, September 24, 1997                                     TRADED: Nasdaq

                         AMERICAN BANCSHARES TO ACQUIRE
                              MURDOCK FLORIDA BANK

         BRADENTON, Fla., Sept. 24 -- American Bancshares, Inc., the bank holding company for American Bank of Bradenton, and Murdock Florida Bank announced today that they have signed a definitive merger agreement under which American Bancshares will acquire Murdock on a stock-for-stock basis valued at $29.22 per share in a tax-free exchange. The merger has an aggregate transaction value of $11,250,000.

         The purchase price is approximately 2.25 times Murdock's book value and 18.8 times Murdock's June 30, 1997 earnings. The acquisition is expected to close in the fourth quarter of 1997 and to be accounted for as a pooling of interests. Based upon information provided by Murdock Florida Bank, American Bancshares management believes that the transaction will be accretive to 1998 earnings in excess of 10 percent.

         The exchange ratio of 2.40 shares of American Bancshares stock for each share of Murdock Florida Bank stock was fixed at the signing of the definitive merger agreement. The exchange ratio will be adjusted if the 20-day average of the daily closing price of American Bancshares' common stock is below $11.00 per share at closing so that the aggregate transaction value equals $11,250,000. In addition, Murdock Florida Bank can terminate the transaction if the 20 day average falls below $10.00 per share at closing.

         American Bancshares is a one-bank holding company headquartered in Bradenton, Florida. Its wholly-owned subsidiary, American Bank of Bradenton, with six branch offices is the leading and largest independent community bank in Manatee County. Murdock Florida Bank is a community bank serving Murdock, Florida and the surrounding area of northern Charlotte County and southern Sarasota County.

         American Bancshares President and CEO Gerald L. Anthony said, "This acquisition complements our position as one of the leading independent community banks in our market area." Mr. Anthony said, "Murdock is located in one of the fastest growing areas in the state of Florida. We are pleased with this opportunity to strengthen our customer base, and Murdock's operations are a good match with ours. We feel this transaction benefits the shareholders and customers of both institutions."

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PAGE 2 / AMERICAN BANCSHARES TO ACQUIRE MURDOCK FLORIDA BANK


         The merger will increase American Bancshares' assets to approximately $326.4 million and its deposits to approximately $275.7 million. At June 30, 1997, American had assets of $256.7 million, deposits of $214.3 million, loans of $191.9 million and shareholders' equity of $20.0 million. As of the same date, Murdock had assets of $62.5 million, deposits of $56.7 million, loans of $39.4 million, and shareholders' equity of $5.0 million.

         Mr. Robert L. Andreason, President and Chief Executive Officer of Murdock, said, "Our board of directors is unanimous in its belief that the best long-term interests of shareholders, customers and employees are served by our merger with American Bancshares. Our institutions share common business philosophies and a strong commitment to the communities we serve. The merger increases our capacity to provide financial services to our growing number of customers."

         The merger agreement has been approved by the boards of directors of both American Bancshares and Murdock. The merger must also be approved by Murdock shareholders and by federal and state bank regulatory authorities and is subject to various customary closing conditions.


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FOR FURTHER INFO: Gerald L. Anthony, President and Chief Executive Officer, or
                  Brian Watterson, Senior Vice President and Chief Financial Officer
                  941/795-3050
                  -or-
                  Investor Relations Consultants, Inc.
                  813/796-1452
                  E-mail: invrel@mcimail.com